UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Casey’s General Stores, Inc.

(Name of Registrant as Specified in its Charter)

Alimentation Couche-Tard Inc.

ACT Acquisition Sub, Inc.

(Name of Persons Filing Proxy Statement, if other than Registrant)

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(1)	Title of each class of securities to which transaction applies:

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On June 7, 2010, Alimentation Couche-Tard Inc. issued the following press release:

PRESS RELEASE

ALIMENTATION COUCHE-TARD TO NOMINATE SLATE OF NINE INDEPENDENT

DIRECTORS TO CASEY’S BOARD OF DIRECTORS

AND PROPOSE SHAREHOLDER BUSINESS

AT CASEY’S 2010 ANNUAL MEETING OF SHAREHOLDERS

ATD.A, ATD.B / TSX

Laval, Québec – June 7, 2010— Alimentation Couche-Tard Inc. (“Couche-Tard”) today announced that it provided formal notice to Casey’s General Stores, Inc. (“Casey’s”) (NASDAQ: CASY) of its intention to nominate a slate of nine independent candidates for election to the Casey’s Board of Directors and present a proposal for shareholder action at Casey’s 2010 annual meeting of shareholders.

“Though it remains our strong preference to enter into a negotiated transaction with Casey’s, we are committed to pursuing a combination of our two companies. To reinforce that commitment, we are nominating a full slate of nine directors for election to the Casey’s Board who will exercise independent judgment in considering the Couche-Tard tender offer,” said Alain Bouchard, President and Chief Executive Officer of Couche-Tard. “We are confident that these nominees will serve in the best interests of Casey’s and its shareholders.”

Couche-Tard’s nominees are: (i) Howard W. Bates, who serves on several Boards of Directors and supports many charitable organizations; (ii) Jeffrey N. Brown, Chief Executive Officer of Home News Enterprises L.L.C.; (iii) Hugh L. Cooley, who retired from Shell Oil Products US in July 2009; (iv) G. Terrence Coriden, Of-Counsel for Dugan & Voland, LLP and a founder of Coriden Law Office LLC; (v) Mickey Kim, Chief Operating Officer of Kirr, Marbach & Company, LLC; (vi) David O. Mann, co-founder and general partner of Spring Mill Venture Partners, LLC; (vii) Kevin J. Martin, Chief Financial Officer of Johnson Ventures, Inc.; (viii) David B. McKinney, President and Chief Compliance Officer for Reams Asset Management Company; and (ix) Marc E. Rothbart, Chief Financial Officer and Senior Vice President of SIHO Insurance Services, Inc.

Couche-Tard also intends to seek to repeal any new by-laws or amendments to Casey’s By-Laws adopted by Casey’s Board of Directors, without shareholder approval, after June 10, 2009 (which is the date of the last publicly disclosed amendment to Casey’s By-Laws) and prior to the adoption of this proposal by Casey’s shareholders.

On June 2, 2010, Couche-Tard commenced a tender offer, through an indirect wholly owned subsidiary, to acquire all of the outstanding shares of common stock of Casey’s for $36.00 per share in cash. The all-cash offer represents a 14% premium over the closing price of $31.59 per share of Casey’s on April 8, 2010, the last trading day prior to the public disclosure of Couche-Tard’s proposal, a 17% premium over the 90-calendar day average closing share price of Casey’s as of April 8, 2010, and a 24% premium over the one-year average closing share price of Casey’s as of April 8, 2010. The offer also implies a last twelve months (as of January 31, 2010) EBITDA multiple of 7.4x and a price of $1.3 million per store, which compares favorably to corresponding metrics of publicly-traded companies and precedent transactions in the convenience store industry. The transaction has a total enterprise value of approximately $1.9 billion on a fully diluted basis, including net debt of Casey’s of approximately $29 million.

The tender offer is scheduled to expire at 12:00, midnight, New York City time, on Friday, July 9, 2010, unless extended.

The tender offer documents, including the Offer to Purchase and the Letter of Transmittal, have been filed with the Securities and Exchange Commission (“SEC”). The shareholders of Casey’s may obtain copies of the tender offer documents at www.sec.gov. Free copies of such documents can also be obtained by calling Innisfree M&A Incorporated, toll-free at (877) 717-3930.

Credit Suisse Securities (USA) LLC is acting as financial advisor to Couche-Tard and dealer manager for Couche-Tard’s offer and Dewey & LeBoeuf LLP is acting as legal counsel. Innisfree M&A Incorporated is acting as information agent for Couche-Tard’s offer.

About Alimentation Couche-Tard Inc.

Alimentation Couche-Tard Inc. is the leader in the Canadian convenience store industry. In North America, Couche-Tard is the largest independent convenience store operator (whether integrated with a petroleum company or not) in terms of number of company-operated stores. Couche-Tard operates a network of 5,883 convenience stores, 4,142 of which include motor fuel dispensing, located in 11 large geographic markets, including eight in the United States covering 43 states and the District of Columbia, and three in Canada covering all ten provinces. More than 53,000 people are employed throughout Couche-Tard’s retail convenience network and service centers. For more information, please visit: http://www.couchetard.com.

Forward-looking Statements

The statements set forth in this communication, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward-looking statements within the meaning of securities legislation. Positive or negative verbs such as “plan”, “evaluate”, “estimate”, “believe” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche-Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the possibility that Couche-Tard will not be able to complete the tender offer as expected; Couche-Tard’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Couche-Tard’s ability to promptly and effectively integrate the businesses of Casey’s; expected trends and projections with respect to particular products, services, reportable segment and income and expense line items; the adequacy of Couche-Tard’s liquidity and capital resources and expectations regarding Couche-Tard’s financial condition and liquidity as well as future cash flows and earnings; anticipated capital expenditures; the successful execution of growth strategies and the anticipated growth and expansion of Couche-Tard’s business; Couche-Tard’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; seasonality and natural disasters; and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this communication is based on information available as of the date of the communication.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the “Tender Offer”) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Alimentation Couche-Tard Inc. and ACT Acquisition Sub, Inc. (“ACT Acquisition Sub”) with the SEC on

June 2, 2010. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

In connection with the proposed transaction, Couche-Tard may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to shareholders of Casey’s. Investors and security holders of Casey’s are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. Investors and security holders of Casey’s will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents (when available) can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Certain Information Regarding Participants

Couche-Tard and ACT Acquisition Sub, its indirect wholly owned subsidiary, and certain of their respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. As of the date of this press release, Couche-Tard is the beneficial owner of 362 shares of common stock of Casey’s (which includes 100 shares of common stock of Casey’s owned beneficially by ACT Acquisition Sub). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 26, 2009, which was filed with the SEC on July 24, 2009, and its proxy circular for the 2009 annual general meeting, which was furnished to the SEC on a Form 6-K on July 24, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

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Contacts:
Raymond Paré	Joele Frank, Wilkinson Brimmer Katcher
Vice-President and Chief Financial Officer	Matthew Sherman / Eric Brielmann / Eric Bonach
Tel: (450) 662-6632 ext. 4607	Tel: (212) 355-4449
investor.relations@couche-tard.com
Innisfree M&A Incorporated
Alan Miller / Jennifer Shotwell / Scott Winter
Tel: (212) 750-5833